Exhibit 5.1

Siana Lowrey

T: +1 415-693-2150

slowrey@cooley.com

November 22, 2021

Sweetgreen, Inc.

3101 W. Exposition Blvd.

Los Angeles, CA 90018

Ladies and Gentlemen:

We have acted as counsel to Sweetgreen, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 38,135,806 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), consisting of (a) 6,005,603 shares of Class A Common Stock issuable pursuant to the Company’s 2009 Stock Plan (the “2009 Plan”), (b) 16,163,408 shares of Class A Common Stock issuable pursuant to the Company’s Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”), (c) 83,224 shares of Class A Common Stock issuable pursuant to the Spyce Food Co. 2016 Stock Option and Grant Plan (the “Spyce Plan”), (d) 12,883,571 shares of Class A Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (e) 3,000,000 shares of the Class A Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2009 Plan, the 2019 Plan, the Spyce Plan and the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111

t: (415) 693 2000 f: (415) 693 2222 cooley.com

Sweetgreen, Inc. November 22, 2021 Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Siana Lowrey
Siana Lowrey

Cooley LLP 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111

t: (415) 693 2000 f: (415) 693 2222 cooley.com